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Exhibit 10.44.1

PROMISSORY NOTE SECURED BY DEED OF TRUST

$1,000,000	February 29, 2000 Orinda, California

        FOR VALUABLE CONSIDERATION, the undersigned Enrique T. Salem and Marcela M. Salem ("Borrower") promise to pay to the order of Ask Jeeves, Inc., a Delaware corporation (together with its successors and assigns, individually and collectively, "Company") at 5858 Horton Street, Emeryville, California, or such other place as Company may specify in writing, the principal sum of One Million Dollars ($1,000,000) together with interest on the unpaid balance outstanding from time to time at the rate of eight and one-quarter percent (8.25%) per annum, subject to the terms and conditions set forth in this Promissory Note. All obligations under this Promissory Note are payable in lawful money of the United States. The entire outstanding principal balance, together with all accrued and unpaid interest thereon, shall be due and payable on March 1, 2004 (the "Maturity Date").

        Interest shall accrue and be compounded annually on the entire outstanding principal balance hereunder from the date of this Promissory Note until the date paid. Interest shall be calculated on the basis of a 30-day month and a 360-day year. Accordingly, assuming no prepayment or acceleration, the outstanding principal balance on March 1, 2003 will be $1,268,480.27. Beginning March 1, 2003, and continuing on the first day of each month thereafter, Borrower shall make monthly payments of interest only, in advance, on the entire outstanding principal balance. For example, if the outstanding principal balance on March 1, 2003 is $1,268,480.27 (and there is no subsequent prepayment or acceleration), Borrower shall make monthly interest payments of $8,720.80 on March 1, 2003 and the first day of each month thereafter until the Maturity Date, on which date Borrower shall pay the entire outstanding principal balance of $1,268,480.27.

        Borrower shall have the right to prepay all or any portion of the outstanding balance under this Promissory Note without penalty at any time. All payments received shall be first credited to late charges or fees, then to interest due and owing, and then to principal.

        If Borrower fails to make any payment to Company under this Promissory Note as and when due, and such failure continues for ten (10) days after receipt of written notice, Borrower shall pay Company interest on the entire past due amount from the date due until the date such amount is paid in full at the rate that is the lesser of: (1) five percent above the discount rate announced from time to time by the Federal Reserve Bank of San Francisco; or (2) the maximum rate to which the parties may legally agree by contract for transactions of this type (the "Default Rate").

        In addition to the payment of interest at the Default Rate, if Borrower fails to make any payment to Company under this Promissory Note within ten (10) days after the date due, regardless of whether Borrower has received notice or demand from Company, Borrower shall pay a one time late charge to Company equal to five percent of the unpaid amount.

        This Promissory Note is secured by that certain Short Form Deed of Trust and Assignment of Rents recorded on February 29, 2000 in the Official Records of Contra Costa County ("Deed of Trust") encumbering the property described in Exhibit One thereto. Any default under this Promissory Note shall be a default under the Deed of Trust, and any default under the Deed of Trust shall be a default under this Promissory Note. The Deed of Trust contains the following "due-on-sale" provision:

    If the Trustor sells, conveys or alienates all or any portion of the property described herein, or shall be divested of title or any interest therein in any manner or way, whether voluntarily or involuntarily, any indebtedness or obligation under the promissory note secured hereby shall immediately become due and payable.

If any of the events or circumstances described in the due-on-sale provision occur prior to the Maturity Date, the Maturity Date shall be automatically accelerated, and shall be the date any such event or circumstance occurs.

        If Borrower fails to make any payment to Company under this Promissory Note as and when due, or fails to timely perform any other obligation under the Promissory Note or Deed of Trust, and any such failure is not fully cured within ten (10) days after Borrower's receipt of written notice of such failure, Company shall have the right any time thereafter until the default is fully cured, exercisable in its sole discretion, to accelerate the Maturity Date upon written notice to Borrower and declare all principal, interest and other amounts owing under this Promissory Note immediately due and payable.

        Borrower acknowledges that Company is making the loan evidenced by this Promissory Note as an inducement for Enrique T. Salem to become and remain a long-term employee of Company. If the employment of Enrique T. Salem terminates for any reason (including without limitation his death or disability) at any time prior September 1, 2003, the Maturity Date shall be automatically accelerated, and shall be the date that is six months after the date Enrique T. Salem's employment with the Company terminates.

        If the Maturity Date is accelerated as provided in any of the three preceding paragraphs and payment is full is not made within ten (10) days after the accelerated Maturity Date, Borrower shall pay Company interest on the entire outstanding balance at the Default Rate from the accelerated Maturity Date until the date such amount is paid in full.

        Time is of the essence in the performance of each and every obligation of Borrower set forth herein.

        No failure by Company to act with respect to the exercise of any of its rights or enforcement of any of the terms of this Promissory Note shall constitute a waiver of any breach, default or failure of condition under this Promissory Note. No single or partial exercise of any power hereunder shall preclude any other or further exercise thereof of the exercise of any other right or power. No delay or omission on the part of Company in exercising any right or power that Company may have in the event of any default by Borrower shall operate as a waiver of such right or power, or of any other right or power under this Promissory Note or the Deed of Trust, or that otherwise may be available to Company at law or in equity.

        In the event that Company consults with an attorney in connection with Borrower's performance of any obligation under this Promissory Note or the Deed of Trust, Borrower shall pay all attorneys' fees and costs incurred by Company.

        This Promissory Note shall be governed by California law.

        All notices given under this Promissory Note shall be in writing, and shall be deemed received: (1) upon delivery if given in person; (2) upon receipt if given by generally recognized overnight courier service; or (3) 48 hours after deposit with the United States Postal Service, certified or registered mail, return receipt requested, postage prepaid. Notices shall be given to Company to the attention of the General Counsel at the address specified above, and notices to Borrower may be addressed to 409 Dalewood Drive, Orinda, CA 94563.

BORROWER:
/s/ ENRIQUE T. SALEM Enrique T. Salem
/s/ MARCELA M. SALEM Marcela M. Salem

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  Exhibit 10.44.1